EXHIBIT 99.2

WOODHEAD INDUSTRIES

MODERATOR: PHILIPPE LEMAITRE
JANUARY 22, 2004
10:00 A.M. CT


Operator:           Good morning and welcome to the Woodhead Industries' 2004
                    fiscal first quarter conference call.

                    Before we begin, let me remind the audience that comments made during the conference call being held today, January 22, 2004, contain statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties.

                    In particular, such risks include future actions, prospective products, future performance, or results of current or anticipated products, sales efforts, expenses, changes in foreign exchange rates, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition, and other issues discussed in the company's Form 10K and other SEC filings.

                    As a reminder, this conference is being recorded.

                    Let me introduce our host for today's call, Mr. Philippe Lemaitre, Chairman and Chief Executive Officer of Woodhead Industries. Please go ahead, Mr. Lemaitre.

Philippe Lemaitre:  Thank you and good morning, everyone. We appreciate that you are joining us today to discuss our performance and financial results for our 2004 first quarter. With me today is Bob Fisher, Vice President Finance and Chief Financial Officer. Joe Nogal, our Vice President and Treasurer/Controller, is also with us today and is available to respond to your questions at the end of the call.

                    I will begin today's call with a summary of our first quarter 2004 financial performance and a review of economic trends and strategic initiatives. Bob will take you through the numbers in greater detail and review our results by business segment as usual. Finally, I will return and update you on our


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                    guidance for the remainder of the fiscal year, and we will conclude by taking your questions.

                    First quarter sales were $45.1 million, up seven percent compared to the same quarter last year. Similar to last quarter, foreign exchange rate change increased our sales and accounted for a major portion of the increase. Income from operations for the quarter was $1 million and net income was $2.1 million, or 17 cents per share. And our cash balances increased $3.4 million to $25.9 million.

                    We are pleased with this quarter's results and believe we are positioned for sustainable long-term growth. Results this quarter and the outlook from our sales force gives us more confidence we are going to be able to build on this performance during the next three quarters of fiscal 2004. We are also encouraged by the recent economic reports that act as a bellwether for our sector.

                    The Institute For Supply Management Index of manufacturing activity jumped to 66.2 in December from 62.8 in November. This index has been above 50, a number that indicates expansion of the manufacturing sector, for six straight months pointing toward great momentum going into 2004. Consistent with this trend, our backlog was $17.7 million at the end of the quarter, up from $14.3 million at fiscal year end 2003, adjusted for the sale of the government balance (hose reel) product line.

                    During the quarter we successfully completed the sale of the non-strategic product lines of our Aero-Motive subsidiary and we remain on schedule to restructure and consolidate the remaining business as we first announced in April 2003. Also during the quarter, management and the Board of Directors evaluated our dividend policy and announced an 11 percent increase from 9 cents to 10 cents per share per quarter.

                    We remain committed to maintaining a dividend rate that is a meaningful component of total shareholder return and believe the increased dividend will enable shareholders to take advantage of tax laws while allowing the


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                    Company to maintain a strong cash balance for future
                    expansion opportunities.

                    Our investment in the sales and marketing initiatives announced last quarter has begun as planned and we are confident that the efforts will help increase our standing as a global supplier of connectivity solution. We have been successful in hiring additional experienced sales professionals in North America for more feet on the street to increase our solution selling model to OEM and end users.

                    Also, we are well underway in: #1. a branding rationalization study to maximize the Woodhead name and strong individual product brands we have accumulated. #2. Implementing a new E-catalog to facilitate relationships with our customers; and, #3, improving our marketing tools and programs to increase customer awareness.

                    I will now turn the call over to Bob Fisher, who will review our financial performance in greater detail.

Robert Fisher:      Thank you, Philippe. As Philippe mentioned, first quarter
                    consolidated revenues were $45.1 million, an increase of 7% year-over-year. The change in foreign exchange rates during the quarter increased sales by $3.2 million, and the sale of Aero-Motive's non-strategic product line reduced sales by $1.3 million year-over-year.

                    We saw increased sales in our connectivity segment this quarter, and, overall, income from continuing operations improved greatly. Income from continuing operations and net income for the quarter was $2.1 million, or 17 cents per share. This compares to income from continuing operations in fiscal 2003 first quarter of $1.4 million, or 12 cents per share. This quarter there were a number of specific items that positively affected earnings.

                    These items were: 10 cents from the sale of the AMCo product line completed during the quarter; 5 cents per share for foreign exchange benefit, primarily due to the U.S. denominated loan on the Canadian books; and 4 cents from


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                    the retiree medical benefit changes first announced in the third quarter of fiscal 2003.

                    Additionally, costs related to the continuing restructuring of our AMCo subsidiary equated to 3 cents per share and the additional investment in sales and marketing initiatives cost 4 cents in the quarter.

                    International revenue continued to become a larger percentage of our business. It was a record 43 percent this quarter. The increase was driven by the continued strengthening of foreign currencies, primarily the Euro and the Canadian dollar, and strong operational performance in the U.K., Italy, and Japan.

                    Gross margin in the first quarter was 36.6%, slightly lower than last year's gross margin of 37.2%, though we expect it to increase as programs kick in during the year and our product mix improves.

                    In addition, the first quarter's margin was adversely impacted by a warranty provision booked to cover a component failure in one of our product lines. This amounted to $150,000. The problem has been identified and corrective actions are being implemented.

                    Operating expenses increased 9% to $15 million before the AMCo restructuring costs, as additional costs were put in place to strengthen the sales and marketing teams for future growth as we discussed in November. In addition, foreign exchange rate changes increased our operating expenses year-over-year $1 million and we benefited favorably by $800,000 due to the change in the retiree medical benefits.

                    In the connectivity segment, first quarter sales were $33.1 million, up 17% from last year. On a percentage basis, Connectivity was 73% of our total sales, reflecting an increased focus on this division. Income from Operations in this segment was $300,000 in the quarter. Last year's sales were $28.4 million and income from operations was $400,000.

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                    Changes in foreign exchange rates accounted for $3.2 million of the revenue increase, but we experienced solid growth again in the U.K., Italy, and Japan. In constant dollars, European revenue was up 10 percent year-over-year and North American revenue was up 3%. The impact of the year-over-year revenue increase was offset by slightly lower margins due to product mix and significantly higher operating expenses for the investment in initiatives discussed earlier.

                    Electrical segment sales were $12 million this first quarter, down compared to $13.8 million last year, primarily due to the sale of the two Aero-Motive(R) product lines. 2004 income from operations was $900,000 compared to $1.9 million last year due to the lower revenue, AMCo's restructuring costs of $600,000, and the increased warranty provision of $150,000.

                    We continued to develop our connectivity segment for future growth and are encouraged by the increased sales in this segment during the quarter. Additionally, our efforts to streamline our electrical business are proving successful. In total, we are confident we are strategically positioned to capitalize on the recovery in the manufacturing sector.

                    As Philippe mentioned, we continue to generate strong cash flow for future investment. Cash on hand at the end of the quarter was $25.9 million, up from $22.5 million at the end of fiscal 2003. Capital expenditures were $1.8 million in the first quarter versus depreciation of $3.1 million. In Q1 last year we spent $900,000, and the increase is consistent with our plans. We still expect to spend about $9 to $11 million in the fiscal year 2004.

                    Backlog at the of the end of the quarter was $17.7 million, up from $12.9 million a year ago, a 37% increase, and up from the $14.3 million at fiscal year end 2003 adjusted for the sale of the government balance (hose reel) product. I'll now turn the call back to Philippe Lemaitre.

Philippe Lemaitre:  Thank you, Bob. Looking forward, we believe the manufacturing sector has now turned the corner, and the main question now relates to the pace and timing of the recovery. Although there is still some uncertainty as

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                    to when manufacturing firms will become confident in
                    investing in large-scale projects, it is clearly on the horizon. While some customers remain cautious, economic indicators bode well for our future performance, particularly in the second half of 2004.

                    Last quarter we issued first-half earning guidance in the range of 20 cents to 24 cents per share, which included the sales and marketing investments, the continued restructuring expenses, and the sale of the final AMCo product line. While the quarter's operating results were as expected, we had the added benefit of the favorable exchange rates. Because of this, we now expect to earn approximately 24 to 26 cents in the first half of the year.

                    We continue to hold firm on our guidance for the second half of the fiscal year and expect to produce earnings of approximately 40 cents per share as the economic recovery and our new initiatives gain traction. Overall, we now anticipate full-year 2004 revenue to be 13 to 17 percent higher than fiscal 2003 if the foreign exchange rates remain at today's levels. Operator, I think we are now ready to take questions.

Operator:           Thank you. The question and answer session will be conducted electronically today, and anyone wishing to ask a question may signal by pressing the star key followed by the digit one on your touch-tone telephone. And once again, that is star one to ask a question. And we'll pause for just a moment.

                    Our first question today comes from Alexander Paris, with Barrington Research. Please go ahead.

Alexander Paris:    Good morning.

Philippe Lemaitre:  Good morning, Alex.

Alexander Paris:    Nice quarter.

Philippe Lemaitre:  Thank you.

Alexander Paris:    Just some numbers so that I can decide what's recurring and non-recurring. All these cents changes you got. Do you have the pre-tax and maybe after-tax numbers? Like for the gain from the sale of AMCo was 10 cents. What was the dollar amount?

Joe Nogal:          $1.2 million pre-tax and after-tax.

Alexander Paris:    OK. And the foreign exchange you said was five cents. That was, what?

Joe Nogal:          $1 million. You're talking the operating expenses or...

Alexander Paris:    Yes.

Joe Nogal:          Yes, $1 million for operating expenses.

Alexander Paris:    And the benefit from the health was...

Joe Nogal:          $800,000.

Alexander Paris:    OK, that's pre-tax...

Joe Nogal:          Pre-tax.

Alexander Paris:    Pre-tax. And after tax would be?

Joe Nogal:          I guess...

Alexander Paris:    So that's...

Joe Nogal:          About $480,000, $500,000.

Alexander Paris:    OK. And the restructuring costs were - that was a - you said
                    $600,000, but that's actually $561,000 on your book?

Joe Nogal:          That's correct.

Alexander Paris:    And the last one, the sales and marketing. Was that just to operating - I'm trying to get at the...

Bob Fisher:         Yes, that's in the operating expenses.

Alexander Paris:    OK. So in other income you had a net figure of $1,930,000.

Robert Fisher:      Right.

Alexander Paris:    Would these numbers that you just gave me add up to that?

Robert Fisher:      Well, no - well, what's in there is the foreign exchange and the AMCo sale. Not - the restructuring is up above.

Alexander Paris:    OK. That would be going through, what, to the cost of goods sold?

Robert Fisher:      No, it's in - it's right in - in the P&L that we sent out, it's right under operating expenses.

Alexander Paris:    Oh, OK. So everything in that 1.930 is the AMCo gain and
                    the...

Robert Fisher:      And the foreign exchange.

Alexander Paris:    And the foreign exchange.

Robert Fisher:      Right.

Alexander Paris:    Not the medical benefits?

Robert Fisher:      Correct, not medical. Medical is up in operating expense.

Alexander Paris:    OK. Great. The tax rate - you know, what rate are you
                    actually accruing at? I know it's jumping around with all these special items.

Joe Nogal:          We're really looking between 37 and 38 percent. That's where it should be also for the balance of the year.

Alexander Paris:    OK. And the - well, I'll get back in line for right now.
                    Thank you.

Operator:           We'll now go to John Franzreb, with Sidoti & Co.

John Franzreb:      Good morning, gentlemen.

Philippe Lemaitre:  Hi, John.

John Franzreb:      My first question regards the gross margin. It seems like
                    you've divested in under-performing operations, but the margin was down year-over-year. Now, I know you cited some warranty provisions. Is that the sole reason about the - regarding the weakness in the gross margin or is there something else going on there?

Robert Fisher:      It's really the product mix in the - you know, basically,
                    you know, where we're selling the product and which, you know, which product lines get sold in any particular quarter.

John Franzreb:      OK. What product lines would have the lower profit levels
                    that are selling disproportionately?

Robert Fisher:      Europe is a little bit lower than North America. So that -
                    you know, that took it down a little bit.

John Franzreb:      Yes. OK. Anything else, any other color as to why the gross margin would be down?

Robert Fisher:      No.

John Franzreb:      OK. Any more asset sales left in the pipeline?

Robert Fisher:      No. We've done what we wanted to do.

John Franzreb:      We're all done.

Robert Fisher:      Right.

John Franzreb:      Thank goodness. The - if I remember correctly, during the
                    boom times the - you had some associated sales that would actually sell to the networking and telecommunications market. It seems like that end market's starting to show signs of recovery. Are you seeing any pick up in business to that end market?

Philippe Lemaitre:  Can you repeat the question, please?

John Franzreb:      Certainly. If I remember correctly, when times were good
                    that there were some associated sales that you would actually have to either networking markets or the telecommunication market.

Philippe Lemaitre:  Yes.

John Franzreb:      It seems to me now that, what I'm hearing, those markets are starting to again recover. Are you seeing any associated sales going through those channels?

Philippe Lemaitre:  Not in a major fashion. Our sales were mostly in the storage industry, people like EMC...

John Franzreb:      Yes.

Philippe Lemaitre:  ...and in the fiber, copper, for telecommunications.

John Franzreb:      Yes.

Philippe Lemaitre:  So this is - this is stable, but we are not seeing a clear increase there.

John Franzreb:      OK. Do you expect to see any pickup in that business, or do you think that status quo?

Philippe Lemaitre:  No, we are planning for status quo.

John Franzreb:      OK. Now, kind of circling back on the previous question. The
                    4 cents in expenses related to your marketing effort, that's going to be an ongoing cost, right?

Robert Fisher:      Most of that, yes.

John Franzreb:      Is there special bonuses associated or is this just, as
                    Philippe Lemaitre said, putting, you know, feet on the street.

Robert Fisher:      It's feet on the street and doing the e-catalogue and some other things like that.

John Franzreb:      OK. Would you say three out of the 4 cents would be
                    recurring?

Robert Fisher:      Yes.

John Franzreb:      OK.

Robert Fisher:      Yes.

John Franzreb:      Last quarter on the conference call, Philippe Lemaitre, you talked about some increased R&D expenses and a pretty significant new product rollout. I wonder if you could give us a quick update on what's going on in that cycle.

Philippe Lemaitre:  Well, we are continuing. We have, you know - we are working
                    - I mentioned that we were working on 50 or 60 new projects this year. Not all of them will be done this year. So that's continuing. We don't have any announcement at this stage about new products. But we launched our MIG(TM), which is our portable computer for HMI and other application. We launched that in early December.

                    And, if you recall, we launched the Power Brad(R), which is the equivalent of a Brad(R) but for a power application. And we launched that at the end of September. The initial market response for things like Power Brad(R) are very, very encouraging. For MIG(TM) it's a little bit early, but I would expect that we will see some good signs. In terms of orders, we have a lot of interest in terms of orders in the Q2 and Q3 for us.

John Franzreb:      Now, you launched, what is it, 20 to 25 new products last
                    fiscal year, correct?

Philippe Lemaitre:  Right.

John Franzreb:      What's been the reception there? How much in incremental
                    revenue are you starting to book from those new products?

Philippe Lemaitre:  Well, I don't have the data for that. But as I mentioned, there are some products like Power Brad(R) that are starting to be very, very good for us. And as I mentioned last quarter, you know, I think the prospective for that family of products is probably over a two, three years period as big as our Brad(R) product line.

                    MIG(TM)-type product or more technology advanced product is a little bit too early to give you a forecast at this stage, but stay tuned for a quarter or two and I think I will be able to give you some idea. In general, we are counting on new products over a three-year type span to be about 30 percent of our sales.

John Franzreb:      OK. All right, thank you very much.

Philippe Lemaitre:  Thank you, John.

Operator:           And at this time, there is one name remaining in the roster.
                    So if there are any additional questions, please press star one at this time. And we'll now return to Alexander Paris.

Alexander Paris:    Just talking about the products. Historically, in the
                    electrical part of the business you came up with a substantial number of new products every year, and a lot of them were just customizations of products for specific clients, specific customers. Now, when you talk about 40-50 new projects, is that a little different from those kind of running changes or customized existing products? Are you working on fairly new products and are they mostly in the connective area?

Philippe Lemaitre:  Yes, they are mostly we launched 24 new products last year.

Alexander Paris:    Yes.

Philippe Lemaitre:  And they were mostly in the Connectivity area. A good portion of these new products are brand new, like the one I mentioned, MIG(TM), Power Brad(R)and all that...

Alexander Paris:    Yes.

Philippe Lemaitre:  ...are families of products that are completely different than what we used to have. Now, some of these products, maybe a third, is, significant variation on older products or new demand, and the other third is probably customized type products for given customers.

                    In the electrical arena itself we have always been in the mode of doing customized solution to the customer and have not, until about three or four years ago, have not come up with major new thrust. Three or four years ago we started to tier our product development so that we could for a certain product address different levels of the market.

                    We are coming up, but it's a little too soon to talk about it - wait a couple quarters - we are coming up with some interesting new products in the electrical arena that should have some good market implications for us. But, again, it's a little too early to talk about it at this stage.

Alexander Paris:    OK. Just a quickie question on depreciation for the year.
                    You were at 3.1 but now you've gotten rid of some products.
                    Is that a good run rate quarterly, about three million a quarter?

Robert Fisher:      Yes.

Alexander Paris:    OK. And just talking about the big jump in Connectivity
                    business, 17 percent. That's not necessarily, you mentioned, coming from the telcomm, the storage area. Where is it coming from, some of the big programs like from autos and material handling and seeing tools and such that were so depressed?

Robert Fisher:      Well, those types, but still not yet any real big programs.
                    I mean, a lot of - you know, most of it's small stuff that's going out. And, again, you know, more in Europe than in North America.

Philippe Lemaitre:  Yes, there is - there is a combination of things. MRO, certainly, a replenishment of inventory. We also gained some market share with some customers like sensor manufacturers. And so that's what it is. We haven't yet seen - as I said last quarter, we expect that for the end of the year. We haven't yet seen the large automotive new project, new product line and things like that coming to fruition yet.

Alexander Paris:    OK. Going forward, the restructuring cost associated with
                    primarily moving down to Mexico, I guess the $561,000, is that continuing into the second quarter?

Robert Fisher:      Yes.

Alexander Paris:    At roughly the same amount?

Joe Nogal:          No, it would be higher.

Alexander Paris:    Higher than that?

Robert Fisher:      Yes.

Joe Nogal:          It's going to be higher. Second quarter we're forecasting to be approximately $1.3 million, third quarter close to $900,000.

Alexander Paris:    But physically, the move is still going on?

Robert Fisher:      Yes, it is.

Alexander Paris:    OK. And does that kind of end it there in the third quarter?

Robert Fisher:      Yes.

Alexander Paris:    OK. And then the sales and marketing, you said it's not
                    really a non-recurring item. That's just going to continue and - I think you said about three cents a quarter.

Robert Fisher:      Most of that, yes. Yes, the three cents will continue.

Alexander Paris:    Thank you very much.

Philippe Lemaitre:  Thank you, Alex.

Operator:           We'll now go to Giselle Guzman with Gabelli & Company.

Giselle Guzman:     Yes, hello. I was wondering if you could quantify some of
                    the projected cost savings associated with your restructuring moves. And the second question I have is if you could detail a little bit about your extension plans or possibly any ideas about strategic partnerships or strategic alternatives in the future.

Robert Fisher:      So in terms of quantifying, we really haven't quantified and given anything to, you know, the investors or the Street.
                    But, clearly, you know, the restructuring that we're doing is going to save us money and improve our margins as well as our operating expenses.

Giselle Guzman:     OK.

Robert Fisher:      Yes. So we've got the restructuring that we're booking this year, so we won't get much of an impact in fiscal 2004. But certainly in 2005 we'll see it.

Philippe Lemaitre:  In terms of the strategic view, we are acquisitive. We have been for a while. We would like to acquire a company in Europe in our field in order to gain a number one or number two position in the European market. One of the issues with that is the fact that most of the companies that we could acquire tend to be German, privately owned companies.

                    And it's a long courtship. We are talking to different people. I believe that this sector is going to consolidate within anywhere from now to the next three, four, five years and that we have an ability to do a successful acquisition during that timeframe. But it's very, very difficult to predict when that would be. We have cash and cash borrowing capabilities, so we believe we can do that fairly easily.

Giselle Guzman:     Great. And what are your borrowing capabilities at this
                    time? Have you given that out?

Joe Nogal:          We have a $25 million revolver, which we're negotiating a
                    renewal on right now.

Giselle Guzman:     Do you expect to draw on the revolver next year?

Joe Nogal:          Not unless we do an acquisition of some sort. We're OK with our cash.

Giselle Guzman:     Great. Thank you.

Operator:           John Franzreb has a follow-up question. Please go ahead.

John Franzreb:      Hi. I was just wondering a little bit about the competitive environment. Are you able to increase pricing? Can you talk a little bit about what's going on out there?

Robert Fisher:      Yes, we expect to increase pricing this fiscal year about
                    one percent year-over-year.

John Franzreb:      Yes. And is that with...

Robert Fisher:      Up in some pieces, down in some markets. But, I mean,
                    overall I think we're still looking that we can, you know, increase some prices.

Philippe Lemaitre:  Yes, if you look at our price list, we probably increase the base price list by about four or five percent. If you look at the overall impact that we see on our prices, it's typically about a one percent impact down per year, two percent in a bad year.

John Franzreb:      Yes.

Philippe Lemaitre:  Though we have a fairly reasonable situation that we can always compensate with, you know, cost actions and efficiencies and things like that fairly easily.

John Franzreb:      OK. And could you just remind me as to what the retiring
                    medical benefit changes are? Because we had that last quarter. What is that, and is that an ongoing item?

Robert Fisher:      No, it's not ongoing. We've booked about $700,000 this
                    quarter and the prior two quarters, and that's the end of it.

John Franzreb:      That's the end of it.

Robert Fisher:      Primarily increasing what the retirees have to pay for their medical coverage.

John Franzreb:      OK. So that's finally washed out.

Robert Fisher:      Correct.

John Franzreb:      OK. Thank you very much.

Operator:           And we'll now go to Alexander Paris.

Alexander Paris:    Sorry, just one more question. Your guidance for the 24 or
                    26 cents in the first half and 40 cents in the second half, and then we're talking about $1.9 million of restructuring costs in there, is your guidance after deducting those costs?

Robert Fisher:      Yes, it is.

Alexander Paris:    So if I were to make my own judgment that that was a
                    non-recurring cost and wanted to add that back in, then your guidance would be higher then that technically, right?

Philippe Lemaitre:  Yes.

Alexander Paris:    OK, good. Thank you.

Operator:           And there are no further questions, so I'll turn the call
                    back to Mr. Lemaitre for additional or closing remarks.

Philippe Lemaitre:  Well, thank you very much for joining our call, and we will talk to you in about three months. Thank you.

Operator:           Thank you very much, and that does conclude our conference for today.

                                      END